Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 5, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of Verso Paper Holdings LLC and the effectiveness of Verso Paper Holdings LLC’s internal control over financial reporting, appearing in Verso Paper Holdings LLC’s previously filed Registration Statement (No. 333-193794) on Form S-4, which is incorporated by reference into this Registration Statement on Form S-4.

/s/ Deloitte & Touche LLP

Memphis, TN

August 1, 2014